Exhibit 99.2

Date:                June 14, 2005
To:                   RFMD Employees
From:                Bob Bruggeworth, President and CEO
Subj:                 Option Exchange Program Submitted to Shareholders for Approval

I am writing to let you know that the RFMD Board of Directors has submitted the Option Exchange Program, referenced in my memo dated April 26, 2005, to shareholders for approval at our 2005 Annual Meeting of Shareholders by beginning shareholder distribution of RFMD's 2005 proxy materials.  RFMD filed the 2005 proxy materials with the Securities and Exchange Commission (the SEC) on June 14, 2005 and they can be accessed on the SEC's website at www.sec.gov.

RFMD has not commenced the Option Exchange Program referred to in both this e-mail and the proxy materials referred to above.  Please note that not all employees will be eligible to participate in the Option Exchange Program. When we commence the Option Exchange Program, we will distribute to each eligible employee appropriate materials describing the program in detail. Eligible employees should read these written materials carefully because they will contain important information about the Option Exchange Program. The Option Exchange Program is contingent upon shareholder approval at the 2005 annual meeting and other terms and conditions.  If it is approved, it will remain open for at least twenty business days.

A "Frequently Asked Questions" (FAQs) document is attached to this e-mail to answer questions you may have about the proposed Option Exchange Program. The FAQs are also available on the SEC's website, www.sec.gov, and on the RFMD intranet at http://rfmdweb/newintranet/. Due to SEC regulations regarding disclosure of communications pertaining to the Option Exchange Program, employee questions about the program should be directed to RFMD's treasury department by e-mail to "Option Exchange Coordinator" (OEC@rfmd.com) or by phone to Extension 5750 (336-678-5750).  These questions will be collected and addressed in future communications to all eligible employees rather than through individual responses.

Your Vote Counts-Please Remember To Vote

If you are an RFMD shareholder, I encourage you to take the opportunity to vote on the Option Exchange Program and other items being submitted for shareholder approval by returning your proxy as soon as possible after you receive it in the mail. All of the items being submitted for shareholder approval are described in our proxy materials available on the SEC's website at www.sec.gov.

We are very pleased that our Board of Directors has submitted the Option Exchange Program to our shareholders for approval and thank you for your continued efforts to grow the value of our company.

Sincerely,

Bob Bruggeworth
President and CEO

Please be aware that the above information, the proxy materials and the FAQs do not constitute an offer of any securities for sale or the solicitation of an offer to buy any securities, nor will there be any such offer or solicitation in any state or country where such offer or solicitation is not permitted.  The proxy statement contains important information regarding the Option Exchange Program and should be read carefully by shareholders prior to voting on or participating in the Option Exchange Program.  RFMD has not yet commenced the Option Exchange Program and must receive shareholder approval for the Option Exchange Program at RFMD's 2005 annual meeting of shareholders before such Option Exchange Program may be completed.  RFMD's Board of Directors reserves the right to amend, postpone or terminate the proposed Option Exchange Program prior to the end of the exchange offer period.

If and at the time the Option Exchange Program is commenced, RFMD will provide optionholders who are eligible to participate in the Option Exchange Program with written materials explaining the precise terms and timing of the Option Exchange Program.  Persons who are eligible to participate in the Option Exchange Program should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program, including certain risks associated with the Option Exchange Program.  Upon the commencement of the Option Exchange Program, RFMD will also file the written materials relating to the Option Exchange Program with the Securities and Exchange Commission as part of a tender offer statement.  Copies of these written materials and other documents filed by RFMD with the Securities and Exchange Commission will be available free of charge from the Securities and Exchange Commission's web site at www.sec.gov.